Exhibit 99.1

News Release

For information contact:

Lisa Schultz

Chief Communications and Human Capital Officer

CNL Financial Group, Inc.

(407) 650-1223

CNL Lifestyle Properties and PARC Management End Lease Relationship

—Eight Family-Entertainment Centers, Eight Theme Parks

to Transition to New Management Companies; plans being finalized for two other properties—

(ORLANDO, Fla.) Nov. 24, 2010 – CNL Lifestyle Properties Inc. has reached an agreement regarding the early termination of PARC Management’s leases on 18 attractions and family entertainment centers currently operated by PARC.

CNL Lifestyle Properties has already entered an agreement with Amusement Management Partners (AMP), a company chaired by former Ripley’s Believe it or Not CEO Robert Masterson, to manage eight family entertainment centers. The REIT is now evaluating new operating strategies with leading experienced management teams for the eight theme parks. CNL Lifestyle Properties expects new management companies to be in place well in advance of the start of the 2011 season.

In the last few years, CNL Lifestyle Properties has invested significant capital to expand and strengthen these attractions, investing in new rides and other guest amenities. As part of its ongoing program of capital investment and park improvement, the REIT is in the final stages of planning various new attractions for these parks for the 2011 season.

“Since our acquisition of these properties in 2007, CNL Lifestyle Properties has remained dedicated to their success and ensuring they provide fun and memorable experiences to guests in a family-focused environment,” said Byron Carlock, president and CEO of CNL Lifestyle Properties. “We are excited about the changes that are planned for 2011 and will continue to seek ways to improve these parks and build upon the wonderful experiences they provide to the local communities we serve. We are also committed to ensuring these properties are managed by industry-leading management teams.”

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CNL Lifestyle Properties and PARC Management End Lease Relationship /pg. 2

CNL Lifestyle Properties expects no adverse changes in the consumer experience, employment levels or community involvement due to the management transition. Since there is no change in ownership, season passes already purchased for the 2011 season will be honored.

The affected attractions are:

•	Elitch Gardens (Denver, Colo.)

•	Frontier City (Oklahoma City, Okla.)

•	White Water Bay (Oklahoma City, Okla.)

•	Waterworld (Concord, Calif.)

•	Wild Waves & Enchanted Village (Seattle, Wash.)

•	Darien Lake (Buffalo, N.Y.)

•	Splashtown (Houston, Texas)

•	Magic Springs and Crystal Falls (Hot Springs, Ark.)

AMP will manage the following family entertainment centers:

•	Zuma Fun Center (Charlotte, N.C.)

•	Zuma Fun Center (Knoxville, Tenn.)

•	Zuma Fun Center (North Houston, Texas)

•	Zuma Fun Center (South Houston, Texas)

•	Mountasia Family Fun Center (North Richland Hills, Texas)

•	Fiddlesticks Fun Center (Tempe, Ariz.)

•	Funtasticks Fun Center (Tucson, Ariz.)

•	Camelot Park (Bakersfield, Calif.)

PARC is committed to assisting to make the transition to new management companies as smooth as possible. PARC plans to focus on its existing operations including NASCAR SpeedParks and on development and management opportunities, both domestically and internationally.

CNL Lifestyle Properties also is finalizing plans to smoothly transition two other properties.

About CNL Lifestyle Properties, Inc.

CNL Lifestyle Properties, Inc., formerly CNL Income Properties, Inc., is a real estate investment trust that owns a portfolio of 121 properties in the United States and Canada in the lifestyle and recreation sectors. Headquartered in Orlando, Fla., CNL Lifestyle Properties specializes in the acquisition of ski and mountain lifestyle, attractions, golf, marinas and additional lifestyle properties. For more information, visit www.CNLLifestyleREIT.com

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CNL Lifestyle Properties and PARC Management End Lease Relationship /pg. 3

About Amusement Management Partners

Amusement Management Partners (AMP) is a leisure industry management company founded and directed by senior industry leaders with proven track records. For more information, go to www.ampfun.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, including, among others, statements regarding CNL Lifestyle Properties’ future financial position, business strategy, projected levels of growth, projected success of its tenants projected costs and projected financing needs, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of the CNL Lifestyle Properties’ management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the company’s ability to control or predict. Such factors include, but are not limited to, competition in the company markets, equity raise and the ability to obtain financing for transactions, the impact of the current credit crisis and economic recession, the effect of reduced consumer spending, our tenants abilities to attract a significant number of guests from their target markets, the impact of mineral rights and other reservations on the company’s properties, the company’s ability to develop new resorts or further develop existing resorts on a timely or cost-efficient basis, the company’s abilities to manage growth, potential accidents or injuries at properties, the possibility of future regulatory changes or intervention, our tenants’ abilities to achieve or sustain profitability, downturns in their industry segments and extreme weather conditions, increases in operating costs and other expense items and costs, uninsured losses or losses in excess of the company’s insurance coverage, and the company’s ability to protect its intellectual property and the value of its brands.

Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to CNL Lifestyle Properties or persons acting on its behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

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